Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

Quarterly Financial Data (unaudited)

	For the Year Ended December 31, 2011				For the Year Ended December 31, 2010
	First Quarter	Second Quarter	Third Quarter (A)	Fourth Quarter (A)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
Revenues	$73,627	$79,856	$97,876	$79,506	$67,307	$75,011	$75,167	$66,826
Gross margin	20,229	23,760	27,983	24,793	20,296	22,285	22,797	21,836
Income (loss) from operations (B)	(45)	612	(5,493)	(6,477)	(993)	1,087	1,745	(1,140)
Net income (loss) (B)	(529)	190	5,461	(6,651)	(1,048)	590	2,171	(2,082)
Net income (loss) per share:
Basic	$(0.02)	$0.01	$0.21	$(0.25)	$(0.04)	$0.02	$0.09	$(0.09)
Diluted	$(0.02)	$0.01	$0.19	$(0.25)	$(0.04)	$0.02	$0.09	$(0.09)
________________________________

(A)
Effective July 8, 2011, we acquired Continuous Computing Corporation ("Continuous Computing"). Under purchase-method accounting, Continuous Computing's operating results are only included for periods subsequent to the acquisition.

(B)	The comparability of our income (loss) from operations and net income (loss) per share was affected by the following unusual income or expense items:

•
Charges of $2.5 million in the second quarter of 2011, $5.8 million in the third quarter of 2011 and $1.7 million in the fourth quarter of 2011 for restructuring and acquisition-related charges primarily related to the acquisition of Continuous Computing.

•	Gain of $2.1 million for the liquidation of a foreign subsidiary in the third quarter of 2011.

•	Recognition of a $10.4 million income tax benefit related to the partial valuation allowance release in the third quarter of 2011 as the result of the acquisition of Continuous Computing.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Radisys Corporation:
We have audited the accompanying consolidated balance sheets of Radisys Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Radisys Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Radisys Corporation's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 1, 2012 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP

Portland, Oregon
March 1, 2012, except for Notes 2, 3, 10, 15, 16 and 18, as to which the date is September 10, 2012.

RADISYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	For the Years Ended Ended December 31,
	2011	2010	2009
Revenues	$330,865	$284,311	$304,273
Cost of sales:
Cost of sales	225,752	190,915	204,975
Amortization of purchased technology	8,348	6,182	6,476
Total cost of sales	234,100	197,097	211,451
Gross margin	96,765	87,214	92,822
Research and development	44,625	38,678	41,886
Selling, general and administrative	52,722	45,532	45,105
Intangible assets amortization	2,922	730	2,588
Restructuring and acquisition-related charges, net	9,980	1,575	5,435
Gain on the liquidation of a foreign subsidiary	(2,081)	—	—
Income (loss) from operations	(11,403)	699	(2,192)
Interest expense	(1,870)	(2,035)	(2,373)
Interest income	99	636	1,122
Other income (expense), net	513	(154)	211
Loss before income tax expense (benefit)	(12,661)	(854)	(3,232)
Income tax expense (benefit)	(11,132)	(485)	39,335
Net loss	$(1,529)	$(369)	$(42,567)
Net loss per share:
Basic	$(0.06)	$(0.02)	$(1.81)
Diluted	$(0.06)	$(0.02)	$(1.81)
Weighted average shares outstanding:
Basic	25,413	24,144	23,493
Diluted	25,413	24,144	23,493

The accompanying notes are an integral part of these financial statements.

RADISYS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$47,770	$129,078
Accounts receivable, net	49,212	42,855
Other receivables	4,036	1,665
Inventories, net	27,011	15,178
Inventory deposit, net	8,443	6,194
Other current assets	5,080	4,612
Deferred tax assets, net	5,507	551
Total current assets	147,059	200,133
Property and equipment, net	15,366	9,487
Goodwill	29,748	160
Intangible assets, net	85,043	7,088
Long-term deferred tax assets, net	12,266	16,005
Other assets	7,791	8,055
Total assets	$297,273	$240,928

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,874	$29,190
Accrued wages and bonuses	10,808	6,556
Deferred income	11,602	4,424
Other accrued liabilities	16,195	12,914
Total current liabilities	76,479	53,084
Long-term liabilities:
2013 convertible senior notes	45,000	50,000
Other long-term liabilities	9,061	450
Total long-term liabilities	54,061	50,450
Total liabilities	130,540	103,534
Commitments and contingencies (Note 14)
Shareholders’ equity:
Preferred stock — $.01 par value, 5,664 shares authorized; none issued or outstanding at December 31, 2011 and December 31, 2010	—	—
Common stock — no par value, 100,000 shares authorized; 27,949 and 24,351 shares issued and outstanding at December 31, 2011 and December 31, 2010	301,225	266,945
Accumulated deficit	(136,212)	(134,683)
Accumulated other comprehensive income:
Cumulative translation adjustments	2,494	4,739
Unrealized gain (loss) on hedge instruments	(774)	393
Total accumulated other comprehensive income	1,720	5,132
Total shareholders’ equity	166,733	137,394
Total liabilities and shareholders’ equity	$297,273	$240,928

The accompanying notes are an integral part of these financial statements.

RADISYS CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE LOSS

	Common Stock		Accumulated Deficit	Accumulated Other Comprehensive Income	Total	Total Comprehensive Loss
	Shares	Amount
	(In thousands)
Balances, December 31, 2008	23,033	$245,748	$(91,747)	$3,467	$157,468
Shares issued pursuant to benefit plans	761	4,754	—	—	4,754
Stock based compensation associated with employee benefit plans	—	8,520	—	—	8,520
Vesting of restricted stock units	135	—	—	—	—
Restricted share forfeitures for tax settlements	(53)	(352)	—	—	(352)
Net adjustment for fair value of hedge derivatives, net of taxes of $732	—	—	—	1,606	1,606	1,606
Translation adjustments	—	—	—	288	288	288
Net loss for the period	—	—	(42,567)	—	(42,567)	(42,567)
Balances, December 31, 2009	23,876	$258,670	$(134,314)	$5,361	$129,717
Comprehensive loss, for the year ended December 31, 2009						$(40,673)
Shares issued pursuant to benefit plans	380	2,586	—	—	2,586
Stock based compensation associated with employee benefit plans	—	6,158	—	—	6,158
Vesting of restricted stock units	144	—	—	—	—
Restricted share forfeitures for tax settlements	(49)	(469)	—	—	(469)
Net adjustment for fair value of hedge derivatives, net of taxes of $142	—	—	—	(354)	(354)	(354)
Translation adjustments	—	—	—	125	125	125
Net loss for the period	—	—	(369)	—	(369)	(369)
Balances, December 31, 2010	24,351	$266,945	$(134,683)	$5,132	$137,394
Total comprehensive loss for the year ended December 31, 2010						$(598)
Shares issued pursuant to benefit plans	335	1,960	—	—	1,960
Stock based compensation associated with employee benefit plans	—	5,717	—	—	5,717
Vesting of restricted stock units	161	—	—	—	—
Restricted share forfeitures for tax settlements	(45)	(295)	—	—	(295)
Repurchases of common stock	(518)	(3,920)	—	—	(3,920)
Shares issued for acquisition	3,665	30,818	—	—	30,818
Net adjustment for fair value of hedge derivatives, net of taxes of $8	—	—	—	(1,167)	(1,167)	(1,167)
Gain on liquidation of foreign subsidiary	—	—	—	(2,081)	(2,081)	(2,081)
Translation adjustments	—	—	—	(164)	(164)	(164)
Net loss for the period	—	—	(1,529)	—	(1,529)	(1,529)
Balances, December 31, 2011	27,949	$301,225	$(136,212)	$1,720	$166,733
Total comprehensive loss for the year ended December 31, 2011						$(4,941)

The accompanying notes are an integral part of these financial statements.

RADISYS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(1,529)	$(369)	$(42,567)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,864	11,922	15,354
Inventory valuation allowance	2,668	1,368	2,995
Deferred income taxes	(842)	403	(513)
Canadian deferred tax foreign exchange benefit	—	—	(3,204)
Deferred tax valuation allowance (reversal)	(10,350)	—	42,003
Tax liability adjustments	—	(1,029)	—
Non-cash interest expense	420	448	448
Gain on the liquidation of a foreign subsidiary	(2,081)	—	—
Loss (gain) on disposal of property and equipment	143	(462)	39
Loss on ARS settlement right	—	7,833	3,238
Gain on ARS	—	(7,854)	(3,658)
Stock-based compensation expense	5,717	6,158	8,520
Gain on early extinguishment of convertible notes	(44)	—	—
Other	1,731	641	449
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	7,146	2,102	937
Other receivables	(1,202)	2,043	(2,618)
Inventories	(9,221)	(1,030)	12,130
Inventory deposit	(2,249)	(4,068)	(2,370)
Other current assets	451	(934)	432
Accounts payable	2,629	82	(5,050)
Accrued wages and bonuses	1,317	(536)	(4,319)
Accrued restructuring	2,148	(971)	2,932
Deferred income	4,269	998	881
Other accrued liabilities	(3,177)	(656)	(619)
Net cash provided by operating activities	14,808	16,089	25,440
Cash flows from investing activities:
Acquisitions, net of cash acquired	(79,298)	(3,385)	—
Proceeds from sale of auction rate securities	—	62,175	550
Capital expenditures	(8,171)	(4,061)	(4,805)
Purchase of long-term assets	(500)	(3,758)	(592)
Proceeds from the sale of property and equipment	—	477	—
Net cash provided by (used in) investing activities	(87,969)	51,448	(4,847)
Cash flows from financing activities:
Borrowings on line of credit	—	13,738	1,752
Payments on line of credit	—	(55,025)	—
Repurchase of convertible notes	(4,875)	—	—
Repurchases of common stock	(3,920)	—	—
Proceeds from issuance of common stock	1,646	2,586	4,754
Other financing activities	(923)	(469)	(499)
Net cash provided by (used in) financing activities	(8,072)	(39,170)	6,007
Effect of exchange rate changes on cash	(75)	39	92
Net increase (decrease) in cash and cash equivalents	(81,308)	28,406	26,692
Cash and cash equivalents, beginning of period	129,078	100,672	73,980
Cash and cash equivalents, end of period	$47,770	$129,078	$100,672
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$1,424	$1,375	$1,375
Income taxes	$806	$592	$194
Supplemental disclosure of non-cash investing and financing activities:
Issuance of common stock for acquisitions	$30,818	$—	$—
Capital lease obligation	$134	$—	$—
Common stock issued pursuant to benefit plans	$314	$—	$—

Refer to Note 3 - Acquisitions for other non-cash impacts associated with the acquisition of Continuous Computing.
The accompanying notes are an integral part of these financial statements.

Note 1— Nature of Operations

Radisys Corporation (“Radisys” or the “Company”) was incorporated in March 1987 under the laws of the State of Oregon for the purpose of being a leading provider of embedded wireless infrastructure solutions for telecom, aerospace, defense and public safety applications. The Company's market-leading Advanced Telecommunications Computing Architecture (“ATCA”), Internet Protocol (“IP”) Media Server, Computer-on-Module (“COM”) Express, Rackmount Server platforms, and world-renowned Trillium software coupled with an expert professional services organization and market expertise enable customers to bring high-value products and services to market faster with lower investment and risk.

Note 2—Significant Accounting Policies

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All inter-company accounts and transactions have been properly eliminated in consolidation.

Management Estimates

The Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of these Consolidated Financial Statements requires management to make estimates and judgments that may affect the amounts reported in its Consolidated Financial Statements and accompanying notes. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Multiple Element Arrangements

A significant portion of the Company's revenue relates to product sales for which revenue is recognized upon shipment, with limited judgment required related to product returns. Most product sales are shipped FOB shipping point. The software elements included in certain components of ATCA systems and Media Server products are considered to be functioning together with the non-software elements to provide the tangible product's essential functionality and these arrangements generally include multiple elements such as hardware, technical support services as well as software upgrades or enhancements on a when and if available basis. Arrangements that include multiple elements require significant management judgment to evaluate the effective terms of agreements, our performance commitments and determination of fair value of the various deliverables under the arrangement. During the first quarter of 2010 the Company elected early adoption of ASU No. 2009−13, “Multiple− Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force” ("ASU 2009−13") and ASU No. 2009−14, “Certain Arrangements That Include Software Elements,” (amendments to FASB ASC Topic 985, Software) (“ASU 2009−14”). Adoption of ASU 2009−13 and ASU 2009−14 allows the Company to meet separation criteria required for multiple element arrangements where it could not previously establish a fair value for one or more of the relevant deliverables. Previously, when the Company could not establish fair value for certain technical support agreements all revenue was deferred. These revenues were then recognized over the appropriate period, generally coinciding with an explicit or implied support period, or in some cases until all elements of the arrangement had been delivered. Under ASU 2009−13, overall consideration is allocated among the separate units of accounting based on their relative fair value. This will result in the ability to recognize each unit of accounting as each unit is delivered. Revenue for hardware, which includes software that is considered more than incidental, will be recognized upon delivery whereas technical support services will be recognized over the applicable service period.

ASU 2009−13 provides a fair value hierarchy in order to determine the appropriate relative fair value for each element of an arrangement. When available, the Company uses vendor specific objective evidence (“VSOE”) to determine the estimated selling price. In the absence of VSOE or third−party evidence ("TPE") for a delivered element, the Company then uses an estimated selling price in order to determine fair value. Estimated selling prices represent the Company's best estimate of the price at which it would transact if the deliverables were sold on a standalone basis. For technical support services, the Company generally determines its selling price based on VSOE as supported by substantive renewal rates in the related service agreements. In certain instances where VSOE cannot be established, the Company then relies upon its estimated selling price for such deliverables as TPE is generally not available due to the unique company specific terms surrounding such service agreements. In establishing an appropriate estimated selling price for these technical support agreements, the Company considered entity specific factors such as its historical and projected costs, historical and projected revenues, and profit objectives. The Company also considered market specific factors when establishing reasonable profit objectives.

Hardware

Revenue from hardware products is recognized in accordance with ASC 605 Revenue Recognition. Under the Company’s standard terms and conditions of sale, the Company transfers title and risk of loss to the customer at the time product is shipped to the customer and revenue is recognized accordingly, unless customer acceptance is uncertain or significant obligations remain. The Company reduces revenue for estimated customer returns for rotation rights as well as for price protection rights according to agreements with its distributors. The amount of revenues derived from these distributors as a percentage of revenues was 24.3%, 18.1% and 17.5% for the years ended December 31, 2011, 2010 and 2009. The Company accrues the estimated cost of product warranties, based on historical experience at the time the Company recognizes revenue.

The software elements included in certain components of ATCA systems and Media Server products are considered to be functioning together with the non-software elements to provide the tangible product's essential functionality and the Company’s ATCA arrangements generally include multiple elements such as hardware, technical support services as well as specified software upgrades or enhancements. As such, the revenue associated with these products is recognized in accordance with applicable GAAP for revenue recognition.

Software royalties and licenses

Revenue from software royalties and licenses is recognized in accordance with ASC 985 Software. Revenue from customers for prepaid, non-refundable software royalties is recorded when the revenue recognition criteria have been met. Revenue for non-prepaid royalties is recognized at the time the underlying product is shipped by the customer paying the royalty. The Company recognizes software license revenue at the time of shipment or upon delivery of the software master provided that the revenue recognition criteria have been met and VSOE exists to allocate the total fee to all undelivered elements of the arrangement. The Company defers revenue on arrangements, including specified software upgrades, until the specified upgrade has been delivered.

Technical support services

Technical support services are recognized as earned on the straight-line basis over the terms of the contract. The fair value of the Company’s post-contract support has been determined by renewal rates within the Company’s support agreements, the actual amounts charged to customers for renewal of their support services or based on an estimated selling price.

Engineering and other services

Engineering services revenue is recognized upon completion of certain contractual milestones and customer acceptance of the services rendered. Other services revenues include hardware repair services and custom software implementation projects. Hardware repair services revenues are recognized when the services are complete. Software implementation revenues are recognized upon completion of certain contractual milestones and customer acceptance of the services rendered or as services are performed under the percentage-of-completion method when the Company is reasonably able to estimate the total effort required to complete the contract.

Deferred income

Deferred income represents amounts received or billed for the following types of transactions:

•
Distributor sales—Certain sales are made to distributors under agreements providing price protection and right of return on unsold merchandise. Revenue and costs relating to such distributor sales are deferred until the product is sold by the distributor or return privileges and price protection rights terminate, at which time related estimated distributor resale revenue, estimated effects of distributor price adjustments, and estimated costs are reflected in the Consolidated Statements of Operations.

Revenue reporting for these distributors is highly dependent on receiving pertinent and accurate data from the Company’s distributors in a timely fashion. Distributors provide periodic data regarding the product, price, quantity, and end customer when products are resold as well as the quantities of the Company’s products they still have in stock. The Company must use estimates and apply judgments to reconcile distributors’ reported inventories to its activities.

•
Undelivered elements of an arrangement—Certain software sales include specified upgrades and enhancements to an existing product. Revenue for such products is deferred until the future obligation is fulfilled.

•
Technical support services—We have a number of technical support agreements with our customers for hardware and software maintenance. Generally, these services are billed in advance and recognized over the term of the agreement.

Capitalized Software Development Costs

The Company does not capitalize internal software development costs incurred in the production of computer software as the Company does not incur any material costs between the point of technological feasibility and general release of the product to customers in the future. As such software development costs are expensed as research and development (“R&D”) costs.

Shipping Costs

The Company’s shipping and handling costs for product sales are included under cost of sales for all periods presented. For the years ended December 31, 2011, 2010 and 2009 shipping and handling costs represented approximately 1% of cost of sales.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs consist primarily of media, display, web, and print advertising, along with trade show costs and product demos and brochures. For the years ended December 31, 2011, 2010 and 2009 advertising costs were $2.2 million, $2.1 million and $1.5 million.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable

Trade accounts receivable are stated net of an allowance for doubtful accounts. An allowance for doubtful accounts is maintained for estimated losses resulting from the inability of customers to make required payments. Management reviews the allowance for doubtful accounts quarterly for reasonableness and adequacy. If the financial condition of the Company’s customers were to deteriorate resulting in an impairment of their ability to make payments, additional provisions for uncollectible accounts receivable may be required. In the event the Company determined that a smaller or larger reserve was appropriate, it would record a credit or a charge in the period in which such determination is made. In addition to customer accounts that are specifically reserved for, the Company maintains a non-specific bad debt reserve for all customers. This non-specific bad debt reserve is calculated based on the Company's historical pattern of bad debt write offs as a percentage of annual revenues, which percentage is then applied to the current rolling four-quarter's revenue. The Company’s customers are concentrated in the technology industry and the collection of its accounts receivable are directly associated with the operational results of the industry.

Inventories

Inventories are stated at the lower of cost, determined on the first-in, first-out (FIFO) basis, or market, net of an inventory valuation allowance. The Company uses a standard cost methodology to determine the cost basis for its inventories. The Company evaluates inventory on a quarterly basis for obsolete or slow-moving items to ascertain if the recorded allowance is reasonable and adequate. Inventory is written down for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. Our inventory valuation allowances establish a new cost basis for inventory.

Long-Lived Assets

Long-lived assets, such as property and equipment and definite-life intangible assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the impairment of the assets based on the undiscounted future cash flow the assets are expected to generate compared to the carrying value of the assets. If the carrying amount of the assets is determined not to be recoverable, a write-down to fair value is recorded. Management estimates future cash flows using assumptions about expected future operating performance. Management’s estimates of future cash flows may differ from actual cash flow due to, among other things, technological changes, economic conditions or changes to the Company’s business operations.

Goodwill represents the excess of cost over the assigned value of the net assets in connection with all acquisitions. Goodwill is reviewed for impairment during the fourth quarter as well as when certain triggering events suggest impairment has occurred. As of December 31, 2011 and 2010, the Company had $29.7 million and $160,000 goodwill balances recorded.

Intangible assets with estimable useful lives are amortized on a straight-line basis over their respective estimated life and reviewed for impairment whenever events or circumstances require management to do so.

Property and Equipment

Property and equipment is recorded at historical cost and generally depreciated or amortized on a straight-line basis according to the table below. In certain circumstances where the Company is aware that an asset’s life differs from the general guidelines set forth in its policy, management adjusts its depreciable life accordingly, to ensure that expense is being recognized over the appropriate future periods.

Machinery, equipment, furniture and fixtures	5 years
Software, computer hardware and manufacturing test fixtures	3 years
Engineering demonstration products and samples	1 year
Leasehold improvements	Lesser of the lease term or estimated useful lives

Ordinary maintenance and repair expenses are expensed when incurred.

Accounting for Leases

The Company leases all of its facilities, certain office equipment and vehicles under non-cancelable operating leases that expire at various dates through 2020, along with options that permit renewals for additional periods. Rent escalations are considered in the determination of straight-line rent expense for operating leases. Leasehold improvements made at the inception of or during the lease are amortized over the shorter of the asset life or the lease term.

Accrued Restructuring and Other Charges

For the years ended December 31, 2011, 2010 and 2009, expenses associated with exit or disposal activities are recognized when probable and estimable because the Company has a history of paying severance benefits. For leased facilities that were no longer used, an amount equal to the total future lease obligations from the date of vacating the premises through the expiration of the lease, net of any future sublease income, was recorded as a part of restructuring charges.

Warranty

The Company provides for the estimated cost of product warranties at the time it recognizes revenue. Products are generally sold with warranty coverage for a period of 12 or 24 months after shipment. On a quarterly basis the Company assesses the reasonableness and adequacy of the warranty liability and adjusts such amounts as necessary. Warranty reserves are included in other accrued liabilities in the accompanying Consolidated Balance Sheets as of December 31, 2011 and 2010.

Research and Development

Research, development and engineering costs are expensed as incurred. R&D expenses consist primarily of salary, bonuses and benefits for product development staff, and cost of design and development supplies and equipment, net of reimbursements for non-recurring engineering services.

Income Taxes

Income tax accounting requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities. Valuation allowances are established to reduce deferred tax assets if it is “more likely than not” that all or portion of the asset will not be realized due to inability to generate sufficient taxable income in the relevant period to utilize the deferred tax asset. Tax law and rate changes are reflected in the period such changes are enacted. The Company recognizes uncertain tax positions after evaluating whether certain tax positions are more likely than not to be sustained by taxing authorities. In addition, the Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within its global operations in income tax expense.

Fair Value of Financial Assets and Liabilities

The Company measures at fair value certain financial assets and liabilities, including cash equivalents, short-term investments, its ARS settlement right, contingent consideration, and the cash surrender value of life insurance contracts. GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs have created the following fair-value hierarchy:

Level 1—Quoted prices for identical instruments in active markets;

Level 2—Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Comprehensive Income (Loss)

The Company reports accumulated other comprehensive income (loss) in its Consolidated Balance Sheets. Comprehensive income (loss) includes net income (loss), translation adjustments and unrealized gains (losses) on hedging instruments. The cumulative translation adjustments consist of unrealized gains (losses) for foreign currency translation.

Stock-Based Compensation

We measure stock-based compensation at the grant date, based on the fair value of the award, and recognize expense on a straight-line basis over the employee's requisite service period. For LTIP awards the requisite service period is equal to the period of time over which performance objectives underlying the award are expected to be achieved. The number of LTIP shares that vest depends on the achievement of certain performance criteria over the measurement period. Quarterly, we reevaluate the period which the performance objective will be met and the number of LTIP shares expected to vest. The amount of expense recorded each period for LTIP awards is based on our estimate of the number of awards that will ultimately vest.

Net income (loss) per share

Basic earnings per share amounts are computed based on the weighted-average number of common shares outstanding. Diluted earnings per share amounts incorporate the incremental shares issuable upon assumed exercise of stock options, incremental shares associated with the assumed vesting of restricted stock and the assumed conversion of the Company’s convertible notes, as if the conversion to common shares had occurred at the beginning of the fiscal year and when such conversion would have a dilutive effect. When the conversion of the Company’s convertible notes are dilutive earnings have also been adjusted for interest expense incurred on the convertible notes.

Derivatives

The Company hedges exposure to changes in exchange rates from the US Dollar to both the Canadian Dollar and Indian Rupee. These derivatives are recognized on the balance sheet at their fair value. Unrealized gain positions are recorded as other current assets and unrealized loss positions are recorded as other accrued liabilities. Changes in the fair values of the outstanding derivatives that are highly effective are recorded in other comprehensive income until net income (loss) is affected by the variability of the cash flows of the hedged transaction. Typically, hedge ineffectiveness could result when the amount of the Company’s hedge contracts exceed the Company’s forecasted or actual transactions for which the hedge contracts were designed to hedge. Once a hedge contract matures the associated gain (loss) on the contract will remain in other comprehensive income until the underlying hedged transaction affects net income (loss), at which time the gain (loss) will be recorded to the expense line item being hedged, which is primarily R&D. The Company only enters into derivative contracts in order to hedge foreign currency exposure. If the Company entered into a contract for speculative reasons or if the Company’s current hedge position becomes ineffective, changes in the fair values of the derivatives would be recognized in earnings in the current period.

Foreign currency translation

Assets and liabilities of international operations, using a functional currency other than the U.S. dollar, are translated into U.S. dollars at exchange rates as of December 31, 2011 and 2010. Income and expense accounts are translated into U.S. dollars at the average daily rates of exchange prevailing during the period. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component in shareholders’ equity. Foreign exchange transaction gains and losses are included in other income (expense), net, in the Consolidated Statements of Operations. Foreign currency exchange rate fluctuations resulted in a net transaction gain of $0.5 million for the year ended December 31, 2011, and a net transaction loss of $0.2 million and $0.2 million for the years ended December 31, 2010 and 2009.

Contingent Consideration

Contingent consideration is recorded at the acquisition date based upon the estimated fair value of the contingent payment for all acquisitions. The fair value of the contingent consideration is remeasured each reporting period with any adjustments in fair value included in the Company’s Consolidated Statements of Operations.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards," that amends some fair value measurement principles and disclosure requirements. This ASU states that the concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets and prohibits the grouping of financial instruments for purposes of determining their fair values when the unit of account is specified in other guidance. The provisions of this ASU will be applied prospectively for interim and annual periods beginning after December 15, 2011, with early adoption prohibited. The standard is not expected to have a material impact on the Company's financial position or results of operations.
In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income”. ASU 2011-05 requires that all non-owner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements, eliminating the option to present other comprehensive income in the statement of changes in stockholders' equity. The provisions of this ASU will be applied retrospectively for interim and annual periods beginning after December 15, 2011, with early application permitted. The standard is not expected to have a material impact on the Company's financial position or results of operations; however it will change the manner in which the Company presents comprehensive income.
In September 2011, the FASB issued ASU No. 2011-08, “Intangibles-Goodwill and Other” that will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. The guidance is effective for fiscal years beginning after December 15, 2011 with early adoption permitted. The standard is not expected to have a material impact on the Company's financial position or results of operations; however it will change the manner in which we assess goodwill for impairment.
Note 3 — Acquisitions

Acquisition of Continuous Computing

On July 8, 2011, the Company acquired 100% of the outstanding shares of Continuous Computing Corporation ("Continuous Computing"), a developer of communications systems consisting of highly integrated ATCA platforms and Trillium protocol software. The Company expects the acquisition to accelerate our strategy to deliver more differentiated platforms and solutions. Continuous Computing also brings expansion into high growth markets with many new customers, creating meaningful customer diversification.

Under the terms of the acquisition agreement, the Company paid approximately $81.5 million in cash and 2,321,016 in shares of our common stock. The aggregate cash amount consisted of $73.0 million plus an $8.5 million working capital adjustment. The Company also deposited an additional 1,344,444 shares of its common stock into an escrow account and subject to any indemnification claims, one-half of the shares held therein will be released one year after the closing of the acquisition with the remainder to be released six months thereafter. The common stock issued to former shareholders of Continuous Computing had a fair value of $30.8 million, based on the closing price of the Company's common stock on July 8, 2011 of $8.39 per share.

In addition, the Company has agreed to make certain earn-out payments based on the amount of product royalty revenues generated by a specified set of contracts associated with certain of Continuous Computing's products over a period of 36 months after closing. Earn-out payments will be made in cash in three installments following the 18, 24 and 36-month anniversaries of the closing date, and in each case will equal the amount of such royalty revenues during the immediately preceding 18-month, six-month or 12-month period, as applicable, except that, in lieu of making any and all earn-out payments, the Company may elect at any time prior to the fifth business day following the 18-month anniversary of the closing date to make a one-time payment in cash and/or issuance of common stock with a combined aggregate value of $15 million. The estimated fair value of this contingent consideration at December 31, 2011 was $7.6 million and is included in other long-term liabilities in the Consolidated Balance Sheet. See Note 4 - Fair Value of Financial Instruments for additional information regarding the valuation of the contingent consideration liability.

In connection with the acquisition, the Company assumed Continuous Computing's stock incentive plan as to stock options held by continuing employees of Continuous Computing that were not vested on or prior to June 30, 2011, which were converted into options to acquire approximately 319,000 shares of the Company's common stock. See Note 17 - Employee Benefits for additional information regarding the valuation of the assumed options.

The total acquisition consideration is as follows (in thousands):

Cash paid for initial consideration	$73,009
Working capital adjustment	8,504
Fair value of contingent consideration (earn-out payments)	7,400
Share consideration payable upon closing:
3.7 million Radisys common shares	30,753
Fair value of stock options	65
Total purchase price	$119,731

Purchase Price Allocation
The Company accounted for the transaction using the acquisition method and, accordingly, the consideration has been allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values.
The purchase price in excess of the fair value of the tangible and identified intangible assets acquired less liabilities assumed is recognized as goodwill. The allocation of the total purchase price is as follows (in thousands):

Total purchase price		$119,731

Fair value of net tangible assets acquired and liabilities assumed:
Cash and cash equivalents	$2,214
Accounts receivable	13,434
Inventories	4,036
Prepaid expenses and other current assets	3,316
Fixed assets	2,469
Other assets	614
Accounts payable	(5,368)
Accrued expenses	(6,891)
Deferred revenue	(1,825)
Other long-term liabilities	(1,226)
		10,773
Fair value of identifiable intangible assets acquired		89,240
Net deferred tax liability		(9,870)
Goodwill		$29,588

The goodwill created by the transaction of $29.6 million is not deductible for tax purposes. Key factors that make up the goodwill created by the transaction include expected synergies from the combination of operations and the knowledge and experience of the acquired workforce and infrastructure.

Valuation of Intangible Assets Acquired

The following table summarizes the intangible assets acquired in connection with the acquisition (in thousands):

	Fair Value	Estimated Life (yrs)
Developed technology:
ATCA developed technology	$33,600	7
Trillium developed technology	18,500	7
Software developed technology	1,850	7
Legacy developed technology	1,300	2
Total developed technology	55,250
Customer relationships	25,500	6
Trade name	7,900	10
Backlog	590	0.5
Total intangible assets subject to amortization	$89,240

The Company is amortizing purchased technology and backlog to amortization of purchased technology in the Consolidated Statements of Operations over the respective estimated life of each intangible asset.  Customer relationships and trade name are being amortized to intangible assets amortization in the Consolidated Statements of Operations over the respective estimated life of each intangible asset.

Transaction-Related Expenses
The Company has incurred significant transaction costs directly related to the Continuous Computing transaction. The incremental expenses related to legal, accounting and valuation services, and investment banking fees. In 2011, the Company incurred restructuring costs associated with severance and other related compensation charges. In addition, the Company has incurred significant integration-related costs which include expenses associated with operational consolidation, training, re-branding, and consulting. These charges are included in cost of sales and restructuring and acquisition-related charges, net on the Consolidated Statements of Operations.
The table below presents the amounts related to these expenses included in our Consolidated Statements of Operations (in thousands):

Year Ended
December 31, 2011
Cost of sales	$225
Restructuring and acquisition-related charges, net
Transaction costs	3,381
Restructuring costs	5,050
Integration-related costs	1,528
Total restructuring and acquisition-related charges, net	9,959
Total transaction-related expenses	$10,184

Unaudited Actual and Pro Forma Information

Our consolidated revenues for the year ended December 31, 2011 included $30.2 million from Continuous Computing subsequent to the acquisition date which includes a reduction in revenue of $2.0 million for purchase accounting adjustments. The following table presents the unaudited pro forma results for the periods set forth below. The unaudited pro forma financial information combines the results of operations as though the acquisition had occurred on January 1, 2010. No pro forma adjustments have been made for our incremental transaction, restructuring or integration-related costs. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had occurred on January 1, 2010 (in thousands, except per share data):

	Pro-Forma
	For the Years Ended December 31,
	2011	2010
	(unaudited)
Revenues	$361,869	$339,817
Net loss	$(9,081)	$(12,177)
Net loss per share:
Basic	$(0.36)	$(0.46)
Diluted	$(0.36)	$(0.46)

Acquisition of Pactolus

On March 11, 2010, the Company acquired the assets of Pactolus Communications Software Company ("Pactolus"), a developer of next-generation IP communications solutions for converged time-division multiplexing/internet protocol ("TDM/IP") and session initiation protocol ("SIP") enabled voice over internet protocol ("VoIP") networks. The Company paid $3.5 million in cash on the closing date and assumed certain contractual liabilities of Pactolus. The purchase price was allocated to Pactolus' assets and liabilities based on their estimated fair value as follows (in thousands):

Cash	$115
Tangible assets	490
Liabilities assumed	(565)
Developed technology	2,600
Customer related intangibles	700
Goodwill	160
Total	$3,500

Developed technology and customer related intangibles will be amortized over a period of approximately five years and four years. Goodwill is calculated as the purchase price in excess of the fair values of Pactolus' assets and liabilities.

Pro forma results of operations have not been presented for this acquisition because its effect was not material to the Company.

Note 4—Fair Value of Financial Instruments

The Company measures at fair value certain financial assets and liabilities. GAAP specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. These two types of inputs have created the following fair-value hierarchy:

Level 1— Quoted prices for identical instruments in active markets;

Level 2— Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3— Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Foreign currency forward contracts are measured at fair value using models based on observable market inputs such as foreign currency exchange rates; therefore, they are classified within Level 2 of the valuation hierarchy. The cash surrender value of life insurance contracts is measured at fair value using quoted market prices for similar instruments; therefore, they are classified within Level 2 of the valuation hierarchy.

The contingent consideration liability represents future amounts we may be required to pay in conjunction with the acquisition of Continuous Computing and is based on the amount of royalty revenues generated by a specified set of contracts associated with certain of Continuous Computing's products over a period of 36 months after closing. The Company estimates the fair value of the contingent consideration liability using a probability-weighted scenario of estimated qualifying earn-out revenues calculated at net present value (level 3 of the fair value hierarchy).

The following table summarizes the fair value measurements as of December 31, 2011 for the Company's financial instruments (in thousands):

	Fair Value Measurements as of December 31, 2011
	Total	Level 1	Level 2	Level 3
Cash surrender value of life insurance contracts	$3,394	$—	$3,394	$—
Foreign currency forward contracts	(647)	—	(647)	—
Contingent consideration liability	(7,594)	—	—	(7,594)
Total	$(4,847)	$—	$2,747	$(7,594)

The following table summarizes the fair value measurements as of December 31, 2010, for the Company’s financial instruments, including its ARS (in thousands):

	Fair Value Measurements as of December 31, 2010
	Total	Level 1	Level 2	Level 3
Cash surrender value of life insurance contracts	$3,618	$—	$3,618	$—
Foreign currency forward contracts	432	—	432	—
Total	$4,050	$—	$4,050	$—

The following table summarizes our level 3 activity for the Company's ARS, ARS settlement right and contingent consideration liability (in thousands):

	Fair Value
	Short-term Investments	ARS Settlement Right	Contingent Consideration
Balance as of December 31, 2009	$54,321	$7,833	$—
Realized gain (A)	7,854	—	—
Exercise of ARS settlement right (B)	—	(7,833)	—
Sales of ARS	(62,175)	—	—
Balance as of December 31, 2010	$—	$—	$—
Additions	—	—	7,400
Increase in liability due to re-measurement (C)	—	—	143
Interest accretion (C)	—	—	51
Balance at December 31, 2011	$—	$—	$7,594
__________________________

(A)
Valuation of the Company's ARS was performed using the income approach which considered various inputs including the estimated time believed to allow the market for such investments to recover, projected estimates of future risk-free rates, as well as premiums designed to account for liquidity and credit risks associated with its ARS holdings. Unrealized gains on the Company’s ARS, which totaled $3.7 million for the year ended December 31, 2009, are included in other income (expense), net in the Company’s Consolidated Statements of Operations. Realized gains on the Company’s ARS which totaled $7.9 million for the year ended December 31, 2010, are included in other income (expense), net in the Company’s Consolidated Statements of Operations.

(B)
Valuation of the Company's ARS settlement right was performed using a present value approach on the difference between the estimated fair value and the par value of the ARS investments. Therefore, there was an inverse relationship between changes in the value of the Company's ARS investment and its settlement right. Unrealized losses on the Company's ARS settlement right, which totaled $3.2 million for the year ended December 31, 2009, are included in other income (expense), net in the Company’s Consolidated Statements of Operations. Realized losses on the Company's ARS settlement right, which totaled $7.8 million for the year ended December 31, 2010, are included in other income (expense), net in the Company’s Consolidated Statements of Operations.

(C)
The Company records all gains and losses and interest accretion on the contingent consideration liability to restructuring and acquisition-related charges, net in the Consolidated Statements of Operations.

Note 5—Accounts Receivable and Other Receivables

Accounts receivable balances consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Accounts receivable, gross	$50,040	$43,788
Less: allowance for doubtful accounts	(828)	(933)
Accounts receivable, net	$49,212	$42,855

Accounts receivable at December 31, 2011 and 2010 primarily consisted of sales to the Company’s customers which are generally based on standard terms and conditions. The Company recorded the following activity in allowance for doubtful accounts (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Allowance for doubtful accounts, beginning of the year	$933	$966	$970
Charged to costs and expenses	51	—	—
Less: write-offs, net of recoveries	(156)	(33)	(4)
Remaining allowance, end of the year	$828	$933	$966

As of December 31, 2011 and 2010, other receivables were $4.0 million and $1.7 million. Other receivables consisted primarily of non-trade receivables including receivables for inventory transferred to the Company’s contract manufacturing partners on which the Company does not recognize revenue. In addition, at December 31, 2011 other receivables includes $1.3 million for a last-time buy of components partially fulfilled in 2011 which will be invoiced in 2012 when the remaining components are shipped but for which revenue recognition criteria were met upon shipment.

Note 6 — Inventories

Inventories consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Raw materials	$10,925	$8,204
Work-in-process	599	—
Finished goods	20,127	10,521
	31,651	18,725
Less: inventory valuation allowance	(4,640)	(3,547)
Inventories, net	$27,011	$15,178

	December 31, 2011	December 31, 2010
Inventory deposit (A)	$11,578	$8,468
Less: inventory deposit valuation allowance	(3,135)	(2,274)
Inventory deposit, net	$8,443	$6,194

(A)
The Company is contractually obligated to reimburse its contract manufacturers for the cost of excess inventory that has been purchased as a result of the Company's forecasted demand when there is no alternative use. The Company's inventory deposit represents a cash deposit paid to its contract manufacturers for inventory in excess of near term demand. The deposit is recorded net of adverse purchase commitment liabilities, and therefore the net balance of the deposit represents inventory the Company believes will be utilized. The deposit will be applied against future adverse purchase commitments owed to the Company's contract manufacturers or reduced based on the usage of inventory. See Note 14 - Commitments and Contingencies for additional information regarding the Company's adverse purchase commitment liability.

Consigned inventory is held at third-party locations, including the Company's contract manufacturing partners and customers. The Company retains title to the inventory until purchased by the third-party. Consigned inventory, consisting of raw materials and finished goods, was $3.8 million and $3.0 million at December 31, 2011 and 2010.

The Company recorded the following charges associated with the valuation of inventory, inventory deposit and the adverse purchase commitment liability (in thousands):

	For the Years Ended
	December 31,
	2011	2010	2009
Inventory, net	$2,668	$1,368	$2,995
Inventory deposit, net	1,096	1,531	898
Adverse purchase commitments	733	318	648

The following is a summary of the change in the Company’s inventory valuation allowance (in thousands):

	For the Years Ended December 31,
	2011	2010
Inventory valuation allowance, beginning of the year	$3,547	$4,792
Usage:
Inventory scrapped	(1,767)	(1,625)
Inventory utilized	(933)	(1,225)
Subtotal—usage	(2,700)	(2,850)
Write-downs of inventory valuation	2,668	2,899
Transfer from other liabilities (A)	1,398	178
Transfer to inventory deposit valuation allowance	(273)	(1,376)
Inventory revaluation for standard cost changes	—	(96)
Inventory valuation allowance, end of the year	$4,640	$3,547
 ____________________________

(A)
Transfer from other liabilities is related to obsolete inventory purchased from contract manufacturers during the year which was previously reserved for as an adverse purchase commitment. (Note 10—Other Accrued and Other Long-Term Liabilities and Note 14—Commitments and Contingencies.)

Note 7—Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Land	$644	$644
Manufacturing equipment	19,384	18,128
Office equipment and software	32,372	26,152
Leasehold improvements	7,460	5,975
	59,860	50,899
Less: accumulated depreciation and amortization	(44,494)	(41,412)
Property and equipment, net	$15,366	$9,487

Depreciation and amortization expense for property and equipment for the years ended December 31, 2011, 2010 and 2009 was $5.4 million, $5.1 million and $6.3 million.

Note 8—Intangible Assets

The following tables summarize details of the Company’s total purchased intangible assets (in thousands):

	Gross	Accumulated Amortization	Net
December 31, 2011
Existing technology	$96,165	$(43,172)	$52,993
Technology licenses	18,589	(17,965)	624
Patents	6,472	(6,454)	18
Customer lists	37,000	(13,148)	23,852
Trade names	11,536	(4,005)	7,531
Backlog	2,127	(2,102)	25
Total intangible assets	$171,889	$(86,846)	$85,043
December 31, 2010
Existing technology	$40,915	$(36,291)	$4,624
Technology licenses	18,588	(17,258)	1,330
Patents	6,472	(6,314)	158
Customer lists	11,500	(10,938)	562
Trade names	3,636	(3,222)	414
Backlog	1,538	(1,538)	—
Total intangible assets	$82,649	$(75,561)	$7,088

Intangible assets amortization expense was $11.3 million, $6.9 million and $9.1 million for the years ended December 31, 2011, 2010 and 2009. The Company’s purchased intangible assets have lives ranging from one to 10 years. The Company reviews for impairment of all its purchased intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

In 2011, the Company acquired intangible assets of $89.2 million in connection with the acquisition of Continuous Computing as more fully discussed in Note 3 - Acquisitions.

The estimated future amortization expense of purchased intangible assets as of December 31, 2011 is as follows (in thousands):

For the Years Ending December 31,	Estimated Intangible Amortization Amount
2012	$14,759
2013	13,773
2014	13,214
2015	12,969
Thereafter	30,328
Total estimated future amortization expense	$85,043

Note 9 — Accrued Restructuring

Accrued restructuring, which is included in other accrued liabilities in the accompanying Consolidated Balance Sheets consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
2009 restructuring	$84	$240
Fourth quarter 2010 restructuring	218	1,814
Continuous Computing restructuring	3,900	—
Total accrued restructuring	$4,202	$2,054

The Company evaluates the adequacy of the accrued restructuring on a quarterly basis. The Company records certain reclassifications between categories and reversals to the accrued restructuring charges based on the results of the evaluation. The total accrued restructuring charges for each restructuring event are not affected by reclassifications. Reversals are recorded in the period in which the Company determines that expected restructuring obligations are less than the amounts accrued.

2009 Restructurings

During the second and fourth quarters of 2009, the Company undertook various restructuring activities. To date, the Company has incurred restructuring costs of $3.7 million which has consisted primarily of severance and related payroll costs, healthcare benefits, relocation incentives, and equipment moving costs.

The following table summarizes the changes to the 2009 restructuring costs for the year ended December 31, 2011 (in thousands):

Employee Termination and Related Costs
Balance accrued as of December 31, 2010	$240
Additions	61
Reversals	(78)
Expenditures	(139)
Balance accrued as of December 31, 2011	$84

Fourth Quarter 2010 Restructuring

During the fourth quarter of 2010, the Company initiated a restructuring plan that included the elimination of 67 positions at various locations throughout the company. The primary focus of this initiative was to align expenses with the Company’s 2011 operating plan objectives, which included the need to reduce the Company's infrastructure associated with the maturity of the Company's legacy communication networks products, as well as the consolidation of its contract manufacturers. To date, the Company has incurred total fourth quarter 2010 restructuring costs of $2.0 million, which consisted of severance and related payroll costs as well as healthcare benefits. All activities associated with this restructuring plan were substantially completed by the end of 2011.

For the year ended December 31, 2011, the Company recorded expense, net of reversals, of $38,000 which reflects the re-assignment of employees initially included in the plan and changes in previously estimated amounts for employee severance and associated payroll costs.

The following table summarizes the changes to the fourth quarter 2010 restructuring costs during the year ended December 31, 2011 (in thousands):

Employee Termination and Related Costs
Balance accrued as of December 31, 2010	$1,814
Additions	292
Reversals	(254)
Expenditures	(1,634)
Balance accrued as of December 31, 2011	$218

Continuous Computing Related Restructuring

During the second quarter of 2011, the Company initiated a restructuring plan associated with the acquisition of Continuous Computing. The plan included the identification of 115 positions at various locations that will be eliminated. The primary intent of these integration activities was to better align our operations and headcount with expected synergies to be realized as a direct result of the Company's acquisition of Continuous Computing, as more fully discussed in Note 3 - Acquisitions. In addition, these integration activities align with the Company's corporate objective to transfer a significant portion of its research and development activities to offshore lower cost geographies. In 2011, the Company recorded restructuring costs, net of reversals, of $5.1 million which consisted of severance, healthcare benefits, related payroll costs and legal fees. The Company expects additional charges associated with the restructuring plan to be substantially completed by the second quarter of 2012.

The following table summarizes activity associated with the Continuous Computing restructuring initiative during the year ended December 31, 2011 (in thousands):

Employee Termination and Related Costs
Additions	$5,336
Reversals	(286)
Expenditures	(1,150)
Balance accrued as of December 31, 2011	$3,900

Note 10—Other Accrued and Other Long-Term Liabilities

Other accrued liabilities consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Accrued restructuring	$4,202	$2,054
Accrued warranty reserve	3,438	3,025
Deferred compensation plan liability	2,302	2,402
Adverse purchase commitments	596	1,268
Income tax payable, net	537	1,480
Other	5,120	2,685
Other accrued liabilities	$16,195	$12,914

Other long-term liabilities consisted of the following (in thousands):

	December 31, 2011	December 31, 2010
Contingent consideration liability	$7,594	$—
Other	1,467	450
Other long-term liabilities	$9,061	$450

The contingent consideration liability represents future amounts the Company may be required to pay in conjunction with the acquisition of Continuous Computing. See Note 3 - Acquisitions and Note 4 - Fair Value of Financial Instruments for additional information regarding the contingent consideration liability.

Note 11— Short-Term Borrowings

Silicon Valley Bank

In November 2011, the Company entered into a $40.0 million secured revolving line of credit agreement (as amended, the “Agreement”) with Silicon Valley Bank (“SVB”) maturing on September 30, 2014 to replace the Company's existing $30.0 million line of credit with SVB. The secured revolving credit facility is available for cash borrowings, with $20.0 million of the Agreement available on a non-formula basis and the remaining $20.0 million subject to a borrowing formula based upon eligible accounts receivable. Eligible accounts receivable (as defined in the Agreement) include 80% of US and 65% of foreign accounts receivable for our U.S. companies, limited to concentration by certain customers, not greater than 60 days past due and no greater than 120 days from original invoice date. Borrowings under the Agreement bear interest at the prime rate, which was 3.25% as of December 31, 2011, or LIBOR, which was 0.26% as of December 31, 2011, plus 1.25%, with either interest rate determined by the Company's election. The Company is required to make interest payments monthly. The Company is further required to pay a commitment fee equal to $35,000 on the closing date of the Agreement and annually thereafter and to pay quarterly in arrears an unused facility fee in an amount equal to 0.375% per year of the unused amount of the facility.

The Agreement requires the Company to make and maintain certain financial covenants, representations, warranties and other agreements that are customary in credit agreements of this type. The Agreement also requires the Company to maintain the following specific financial covenants:

•
minimum quarterly liquidity ratio of 1.25 during the term of the Agreement. The liquidity ratio is defined as cash, cash equivalents and short term investments (with cash and cash equivalents held by the Company's foreign subsidiaries not to exceed $10.0 million and excluding any investments held by the Company's foreign subsidiaries) plus eligible accounts receivable (as defined in the Agreement), divided by the sum of obligations owing to SVB under the Agreement;

•
minimum two quarter positive rolling EBITDA (earnings before interest, taxes, depreciation, amortization, stock based compensation, goodwill impairment charges, and non-cash restructuring and integration expenses associated with the acquisition of Continuous Computing) of $3.0 million beginning with the quarter ending December 31, 2012. Prior to December 31, 2012, the minimum two quarter rolling EBITDA requirements increase on a quarterly basis with the quarter ending September 30, 2011 as follows: ($8.3) million, ($8.5) million, ($2.1) million, ($0.5) million and $2.0 million; and

•	capital expenditures may not exceed $20.0 million during the period January 1, 2011 to December 31, 2012 and $8.0 million in subsequent years.

As of December 31, 2011 and 2010, the Company had no outstanding balances or letters of credit issued on its behalf under the Agreement that existed on those dates. At December 31, 2011, the Company had $40.0 million of available capacity under the Agreement. As of December 31, 2011, the Company was in compliance with all covenants.

Note 12 - Convertible Debt

2013 Convertible Senior Notes

During February 2008, the Company offered and sold in a public offering pursuant to a shelf registration statement $55.0 million aggregate principal amount of 2.75% convertible senior notes due 2013 (the “2013 convertible senior notes”). Interest is payable semi-annually, in arrears, on each August 15 and February 15, beginning on August 15, 2008, to the holders of record at the close of business on the preceding August 1 and February 1, respectively. The 2013 convertible senior notes mature on February 15, 2013. Holders of the 2013 convertible senior notes may convert their notes into a number of shares of the Company's common stock determined as set forth in the indenture governing the notes at their option on any day to and including the business day prior to the maturity date. The 2013 convertible senior notes are initially convertible into 76.7448 shares of the Company's common stock per $1,000 principal amount of the notes (which is equivalent to a conversion price of approximately $13.03 per share), subject to adjustment upon the occurrence of certain events. Upon the occurrence of a fundamental change, holders of the 2013 convertible senior notes may require the Company to repurchase some or all of their notes for cash at a price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. In addition, if certain fundamental changes occur, the Company may be required in certain circumstances to increase the conversion rate for any 2013 convertible senior notes converted in connection with such fundamental changes by a specified number of shares of the Company's common stock. The 2013 convertible senior notes are the Company's general unsecured obligations and rank equal in right of payment to all of its existing and future senior indebtedness, and senior in right of payment to the Company's future subordinated debt. The Company's obligations under the 2013 convertible senior notes are not guaranteed by, and are effectively subordinated in right of payment to all existing and future obligations of its subsidiaries and are effectively subordinated in right of payment to its future secured indebtedness to the extent of the assets securing such debt.

In connection with the issuance of the 2013 convertible senior notes, the Company entered into a capped call transaction with a hedge counterparty. The capped call transaction is expected to reduce the potential dilution upon conversion of the 2013 convertible senior notes in the event that the market value per share of the Company's common stock, as measured under the terms of the capped call transaction, at the time of exercise is greater than the strike price of the capped call transaction of approximately $13.03. The strike price of the capped call transaction corresponds to the initial conversion price of the 2013 convertible senior notes and is subject to certain adjustments similar to those contained in the notes. The capped call transaction provides for net-share settlement in the event that the volume-weighted average price per share of the Company's common stock on the settlement date exceeds the strike price of approximately $13.03 per share. In such event, the hedge counterparty would deliver to the Company a number of shares equal to a formula determined by the quotient resulting from (a) the shares being settled times the difference between the volume-weighted average price on the settlement date and the strike price of approximately $13.03 per share, divided by (b) the volume-weighted average price on the settlement date. If the volume-weighted average price on the settlement date equals or exceeds the cap price of $23.085 per share, the difference in (a) would be $23.085 minus $13.03, or $10.055. If the market value per share of the Company's common stock exceeds the cap price of the capped call transaction of $23.085, as measured under the terms of the capped call transaction, the dilution mitigation under the capped call transaction will be limited, which means that there would be dilution to the extent that the then market value per share of the Company's common stock exceeds the cap price of the capped call transaction. Although the capped call transaction covers approximately 4.2 million shares, in order to facilitate an orderly settlement process, the shares are divided into tranches of approximately 211,000 shares each, settling on the twenty consecutive trading days prior to the date of maturity of the Company's convertible notes. Thus, on each settlement date, approximately 211,000 shares would be settled, assuming a volume-weighted average price on such settlement date of $23.085. Assuming a volume-weighted average price of $23.085, the hedge counterparty would deliver to the Company approximately 91,904 shares on each settlement date, calculated as follows: 211,000 x ($23.085 - $13.03)/$23.085 = 91,904.

During the fourth quarter of 2011, the Company repurchased $5.0 million aggregate principal amount of the 2013 convertible senior notes, with associated unamortized issuance costs of $81,000. The Company repurchased the notes in the open market for $4.9 million and recorded a net gain of $44,000.

The following table outlines the effective interest rate, contractually stated interest costs, and costs related to the amortization of issuance costs for the Company's 2013 convertible senior notes:

	For the Years Ended
	December 31,
	2011	2010	2009
Effective interest rate	3.64%	3.64%	3.64%
Contractually stated interest costs	$1,372	$1,375	$1,375
Amortization of interest costs	$501	$447	$447

As of December 31, 2011 and 2010, the Company had outstanding 2013 convertible senior notes with a face value of $45.0 million and $50.0 million and a fair value of $41.8 million and $49.1 million.

Note 13—Hedging

The Company’s activities expose it to a variety of market risks, including the effects of changes in foreign currency exchange rates. The Company manages these risks through the use of forward exchange contracts, designated as foreign-currency cash flow hedges, in an attempt to reduce the potentially adverse effects of foreign currency exchange rate fluctuations that occur in the normal course of business. As such, the Company’s hedging activities are all employed solely for risk management purposes. All hedging transactions are conducted with, in the opinion of management, financially stable and reputable financial institutions. As of and for the years ended December 31, 2011 and 2010, the only hedge instruments executed by the Company are associated with its exposure to fluctuations in the Canadian Dollar and Indian Rupee which result from obligations such as payroll and rent paid in these respective currencies.

These derivatives are recognized on the balance sheet at their fair value. Unrealized gain positions are recorded as other current assets and unrealized loss positions are recorded as other current liabilities. Changes in the fair values of the outstanding derivatives that are highly effective are recorded in other comprehensive income until net income is affected by the variability of the cash flows of the hedged transaction. Typically, hedge ineffectiveness could result when the amount of the Company’s hedge contracts exceed the Company’s forecasted or actual transactions for which the hedge contracts were designed to hedge. Once a hedge contract matures the associated gain (loss) on the contract will remain in other comprehensive income until the underlying hedged transaction affects net income (loss), at which time the gain (loss) will be recorded to the expense line item being hedged, which is primarily R&D. The Company only enters into derivative contracts in order to hedge foreign currency exposure, which contracts do not exceed two years from inception. If the Company entered into a contract for speculative reasons or if the Company’s current hedge position becomes ineffective, changes in the fair values of the derivatives would be recognized in earnings in the current period.

The Company assesses, both at the inception of the hedge and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives are expected to remain highly effective in future periods. For the years ended December 31, 2011 and 2010 the Company had no hedge ineffectiveness.

During the year ended December 31, 2011, the Company entered into 34 new foreign currency forward contracts, with total contractual values of $12.7 million. During the year ended December 31, 2010, the Company entered into 56 new foreign currency forward contracts, with total contractual values of $9.1 million.

A summary of the aggregate contractual or notional amounts, balance sheet location and estimated fair values of derivative financial instruments designated as cash flow hedges at December 31, 2011 is as follows (in thousands):

	Contractual / Notional Amount	Consolidated Balance Sheet Classification	Estimated Fair Value
			Asset	(Liability)
Foreign currency forward exchange contracts	$15,480	Other accrued liabilities	$—	$(647)

A summary of the aggregate contractual or notional amounts, balance sheet location and estimated fair values of derivative financial instruments designated as cash flow hedges at December 31, 2010 is as follows (in thousands):

	Contractual / Notional Amount	Consolidated Balance Sheet Classification	Estimated Fair Value
			Asset	(Liability)
Foreign currency forward exchange contracts	$12,547	Other current assets	$432	$—

The effect of derivative instruments on the Consolidated Financial Statements for the year ended December 31, 2011 was as follows (in thousands):

Type of Cash Flow Hedge	Effective Portion			Ineffective Portion
	Hedge Loss Recognized in Other Comprehensive Income	Consolidated Statements of Operations Classification of Gain Reclassified from Accumulated Other Comprehensive Income	Hedge Gain Reclassified from Accumulated Other Comprehensive Income	Consolidated Statement of Operations Classification of Gain (Loss) Recognized	Hedge Gain (Loss) Recognized
Foreign currency forward exchange contracts	$(1,167)
		Cost of sales	$41	None	$—
		Research and development	322	None	—
		Selling, general and administrative	123	None	—

The effect of derivative instruments on the Consolidated Financial Statements for the year ended December 31, 2010 was as follows (in thousands):

Type of Cash Flow Hedge	Effective Portion			Ineffective Portion
	Hedge Loss Recognized in Other Comprehensive Income	Consolidated Statements of Operations Classification of Gain Reclassified from Accumulated Other Comprehensive Income	Hedge Gain Reclassified from Accumulated Other Comprehensive Income	Consolidated Statement of Operations Classification of Gain (Loss) Recognized	Hedge Gain (Loss) Recognized
Foreign currency forward exchange contracts	$(354)
		Cost of sales	$104	None	$—
		Research and development	705	None	—
		Selling, general and administrative	162	None	—

Over the next twelve months, the Company expects to reclassify into earnings a loss of approximately $0.4 million currently recorded as other comprehensive income, as a result of the maturity of currently held forward exchange contracts.

The bank counterparties in these contracts expose the Company to credit-related losses in the event of their nonperformance. However, to mitigate that risk, the Company only contracts with counterparties who meet its minimum requirements regarding counterparty credit worthiness. In addition, the Company monitors credit ratings, credit spreads and potential downgrades prior to entering into any new hedging contracts.

Note 14—Commitments and Contingencies

Operating Leases

Radisys is obligated under non-cancelable operating leases for certain facilities, office equipment, and vehicles. Future minimum lease payments with initial or remaining non-cancelable lease terms in excess of one year, at December 31, 2011, were as follows (in thousands):

For the Years Ending December 31,	Future Minimum Lease Payments
2012	$4,991
2013	4,152
2014	3,625
2015	3,299
2016 and thereafter (through 2020)	5,322
Total future minimum lease commitments	$21,389

Rent expense totaled $4.8 million, $4.2 million and $5.2 million for the years ended December 31, 2011, 2010 and 2009.

Adverse Purchase Commitments

The Company is contractually obligated to reimburse its contract manufacturers for the cost of excess inventory used in the manufacture of the Company’s products, if there is no alternative use. This liability, referred to as adverse purchase commitments, is provided for in other accrued liabilities in the accompanying Consolidated Balance Sheets. Estimates for adverse purchase commitments are derived from reports received on a quarterly basis from the Company’s contract manufacturers. Increases to this liability are charged to cost of goods sold. When and if the Company takes possession of inventory reserved for in this liability, the liability is transferred from other accrued liabilities (Note 10—Other Accrued and Other Long-Term Liabilities) to the excess and obsolete inventory valuation allowance (Note 6—Inventories).

Guarantees and Indemnification Obligations

As permitted under Oregon law, the Company has agreements whereby it indemnifies its officers, directors and certain finance employees for certain events or occurrences while the officer, director or employee is or was serving in such capacity at the request of the Company. The term of the indemnification period is for the officer’s, director’s or employee’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a Director and Officer insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. To date, the Company has not incurred any costs associated with these indemnification agreements and, as a result, management believes the estimated fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities for these agreements as of December 31, 2011.

The Company enters into standard indemnification agreements in its ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners or customers, in connection with patent, copyright or other intellectual property infringement claims by any third party with respect to the Company’s current products, as well as claims relating to property damage or personal injury resulting from the performance of services by us or the Company’s subcontractors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is generally limited. Historically, the Company’s costs to defend lawsuits or settle claims relating to such indemnity agreements have been minimal and accordingly management believes the estimated fair value of these agreements is immaterial.

Accrued Warranty

The Company provides for the estimated cost of product warranties at the time it recognizes revenue. Products are generally sold with warranty coverage for a period of 12 or 24 months after shipment. Parts and labor are covered under the terms of the warranty agreement. The workmanship of the Company’s products produced by contract manufacturers is covered under warranties provided by the contract manufacturer for a specified period of time ranging from 12 to 15 months. The warranty provision is based on historical experience by product family. The Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its components suppliers; however ongoing failure rates, material usage and service delivery costs incurred in correcting product failure, as well as specific product class failures out of the Company’s baseline experience affect the estimated warranty obligation. If actual product failure rates, material usage or service delivery costs differ from estimates, revisions to the estimated warranty liability would be required.

The following is a summary of the change in the Company’s warranty accrual reserve (in thousands):

	For the Years Ended December 31,
	2011	2010
Warranty liability balance, beginning of the year	$3,025	$2,810
Product warranty accruals	2,987	3,543
Continuous Computing beginning balance	817	—
Adjustments for payments made	(3,391)	(3,328)
Warranty liability balance, end of the year	$3,438	$3,025

The warranty liability balance is included in other accrued liabilities in the accompanying Consolidated Balance Sheets as of December 31, 2011 and 2010.

Note 15—Basic and Diluted Loss per Share

A reconciliation of the numerator and the denominator used to calculate basic and diluted loss per share is as follows (in thousands, except per share amounts):

	For the Years Ended December 31,
	2011	2010	2009
Numerator—Basic
Net loss, basic	$(1,529)	$(369)	$(42,567)
Numerator—Diluted
Net loss, basic	$(1,529)	$(369)	$(42,567)
Interest on convertible senior notes, net of tax benefit (B)	—	—	—
Net loss, diluted	$(1,529)	$(369)	$(42,567)
Denominator—Basic
Weighted average shares used to calculate net loss per share, basic	25,413	24,144	23,493
Denominator—Diluted
Weighted average shares used to calculate net loss per share, basic	25,413	24,144	23,493
Effect of escrow shares (A)	—	—	—
Effect of convertible notes (B)	—	—	—
Effect of dilutive restricted stock (C)(D)	—	—	—
Effect of dilutive stock options (C)	—	—	—
Weighted average shares used to calculate net loss per share, diluted	25,413	24,144	23,493
Net loss per share:
Basic	$(0.06)	$(0.02)	$(1.81)
Diluted	$(0.06)	$(0.02)	$(1.81)

(A)	For the year ended December 31, 2011, the 1.3 million contingently issuable escrow shares were excluded from the calculation as their effect would have been anti-dilutive.

(B)	The following as-if converted shares associated with the Company’s 2013 convertible senior notes were excluded from the calculation as their effect would be anti-dilutive (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
2013 convertible senior notes	3,454	3,837	3,837

(C)	The following shares, by equity award type, were excluded from the calculation, as their effect would have been anti-dilutive (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Effect of dilutive restricted stock units	510	390	322
Effect of dilutive stock options	2,900	2,698	2,736
Total equity award shares excluded	3,410	3,088	3,058

(D) For the years ended December 31, 2011, 2010 and 2009 the Company excluded restricted shares of 844,200, 731,400, and 684,900 granted under the Long-Term Incentive Plan, as the performance criteria required for issuance of the awards was not satisfied as of these dates.

Note 16—Income Taxes

The income tax provision consists of the following (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Current provision (benefit):
Federal	$—	$(358)	$12
State	38	26	37
Foreign	271	(573)	532
Total current provision (benefit)	309	(905)	581
Deferred provision (benefit):
Federal	(9,451)	—	38,640
State	(74)	—	3,363
Foreign	(1,916)	420	(3,249)
Total deferred provision (benefit)	(11,441)	420	38,754
Total income tax provision (benefit)	$(11,132)	$(485)	$39,335

The income tax provision (benefit) differs from the amount computed by applying the statutory federal income tax rate to pretax income as a result of the following differences (dollar amounts in thousands):

	For the Years Ended December 31,
	2011		2010		2009
	$	%	$	%	$	%
Statutory federal tax (benefit) rate	$(4,431)	35.0%	$(299)	(35.0)%	$(1,131)	(35.0)%
Increase (decrease) in rates resulting from:
State taxes	(131)	1.0	(132)	(15.5)	(127)	(3.9)
Foreign dividend	—	—	—	—	3,195	98.9
Goodwill impairment expense and (benefit) from acquisitions	(81)	0.6	(251)	(29.4)	(250)	(7.7)
Valuation allowance	(5,524)	43.6	1,173	137.3	42,828	1,325.5
Taxes on foreign income that differ from U.S. tax rate	(2,888)	22.8	(2,886)	(338.0)	(2,973)	(92.0)
Tax credits	(737)	5.8	142	16.7	(2,031)	(62.9)
Non-deductible stock-based compensation expense	1,275	(10.1)	1,528	179.0	2,056	63.6
Foreign currency adjustments	—	—	—	—	(3,205)	(99.2)
Transaction costs	1,183	(9.3)
Other	202	(1.5)	240	28.1	973	30.0
Effective tax rate	$(11,132)	87.9%	$(485)	(56.8)%	$39,335	1,217.3%

The Company's 2011 effective tax rate differs from the statutory rate primarily due to a full valuation allowance provided against its United States (“U.S.”) net deferred tax assets, Canadian research and experimental development claims, the impact of stock option expense, the amortization of goodwill for tax purposes and taxes on foreign income that differ from the U.S. tax rate.  In addition to the aforementioned items, the effective tax rate for 2011 differs from the statutory rate due to a partial release of the Company's valuation allowance provided against its U.S. net deferred tax assets as a result of the purchase accounting associated with the acquisition of Continuous Computing.   Purchase accounting includes the establishment of a deferred tax liability due to the book tax basis differences related to specifically identified non-goodwill intangibles resulting from the acquisition. The net liability from the acquisition created an additional source of income to utilize our deferred tax assets.   As such, an income tax benefit of $10.4 million was recognized upon the partial valuation allowance release.

The components of deferred taxes consist of the following (in thousands):

	December 31, 2011	December 31, 2010
Deferred tax assets:
Accrued warranty	$1,167	$1,010
Inventory	2,904	2,356
Restructuring accrual	1,331	678
Net operating loss carryforwards	34,245	14,610
Tax credit carryforwards	26,296	23,014
Stock-based compensation	4,261	3,862
Capitalized research and development	1,241	811
Fixed assets	2,783	3,483
Intangible Assets	—	6,900
Goodwill	4,626	5,786
Other	7,307	3,851
Total deferred tax assets	86,161	66,361
Less: valuation allowance	(46,428)	(49,558)
Net deferred tax assets	39,733	16,803
Deferred tax liabilities:
Intangible assets	(21,721)	—
Other	(239)	(247)
Total deferred tax liabilities	(21,960)	(247)
Total net deferred tax assets	$17,773	$16,556

At December 31, 2011, our unrecognized tax benefits associated with uncertain tax positions were $2.8 million, of which $2.5 million, if recognized, would favorably affect the effective tax rate.

The Company's ongoing practice is to recognize potential accrued interest and penalties related to unrecognized tax benefits within its global operations in income tax expense. During 2011, the Company recognized a net increase of approximately $43,000 in potential interest and penalties associated with uncertain tax positions in the Consolidated Statements of Operations. The Company had approximately $211,000 and $154,000 of interest and penalties associated with uncertain tax positions at December 31, 2011, which are excluded from the unrecognized tax benefits table below.

The Company’s total amounts of unrecognized tax benefits at the beginning and end of the period are as follows (in thousands):

Total
Balance accrued as of December 31, 2009	$2,178
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	400
Reductions for tax positions of prior years	(171)
Settlements	(901)
Reductions as a result of a lapse of applicable statute of limitations	(148)
Other	—
Balance accrued as of December 31, 2010	$1,358
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	74
Reductions for tax positions of prior years	(81)
Settlements	(1,057)
Increase due to acquisition of Continuous Computing	2,549
Other	(18)
Balance accrued as of December 31, 2011	$2,825

The Company and its subsidiaries are subject to federal income tax as well as income tax of multiple state and foreign jurisdictions. The Company's statute of limitations are closed for all federal and state income tax years before 2008 and 2007. The statute of limitations for the Company's other foreign subsidiaries are closed for all income tax years before 2000.The statute of limitations for the Company's Canadian subsidiary are closed for all tax years ended before August 31, 2006. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses and credits were generated and carried forward, and make adjustments up to the net operating loss and credit carryforward amounts. It is reasonably possible that the Company's uncertain tax positions, including interest and penalties, could decrease by approximately $375,000 in the next twelve months.

During 2010 an Internal Revenue Service ("IRS") examination was effectively settled when we agreed to a Notice of Proposed Adjustment that was issued by the IRS. The Proposed Adjustment was provided in full as an uncertain tax position at December 31, 2009.

The Canada Revenue Agency ("CRA") completed an examination of the Company for tax years 2006 through 2008 during the three months ended September 30, 2011. The Company agreed to the proposed adjustments and effectively settled the examination during 2011. The effective settlement did not have a significant impact on the Company's financial statements.

The Company is currently under tax examination in India. The periods covered under examination are the Company's financial years 2004 through 2009. The examination is in various stages of appellate proceedings and all material uncertain tax positions associated with the examination have been taken into account in the ending balance of the unrecognized tax benefits at December 31, 2011.

The Company has recorded valuation allowances of $46.4 million and $49.6 million, as of December 31, 2011 and 2010. This represents a full valuation allowance against the Company's U.S. net deferred tax assets. In evaluating its valuation allowance, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and recent financial performance. Based on the Company's review of all positive and negative evidence, including a three year U.S. cumulative pre-tax loss it concluded that a full valuation allowance should be recorded against its U.S. net deferred tax assets.

At December 31, 2011 and 2010, the Company had total available federal net operating loss carryforwards of approximately $95.3 million and $43.0 million. The state net operating loss carryforwards expire between 2012 and 2031. The net operating losses from acquisitions are stated net of limitations pursuant to Section 382 of the Internal Revenue Code. The total annual utilization limitation is approximately $l2.1 million. The Company had total state net operating loss carryforwards of approximately $69.6 million and $44.9 million at December 31, 2011 and 2010. The Company also had net operating loss carryforwards of approximately $3.9 million from certain non-U.S. jurisdictions. The non-U.S. net operating loss carryforwards are primarily attributable to the United Kingdom (“U.K.”) and China. The U.K. tax losses may be carried forward indefinitely provided certain requirements are met. The Chinese tax losses may be carried forward 5 years.

The Company has federal and state research and development tax credit and other federal tax credit carryforwards of approximately $17.9 million at December 31, 2011, to reduce future income tax liabilities. The federal and Oregon tax credits expire between 2012 and 2031. The California research and development credits do not expire. The utilization of acquired credits is subject to an annual limitation pursuant to Section 383 of the Internal Revenue Code. The Company's Canadian subsidiary also had approximately $8.3 million in investment tax credit, $9.1 million in unclaimed scientific research and experimental expenditures and $7.5 million in undepreciated capital cost to be carried forward and applied against future income in Canada.

Realization of the foreign deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of the net operating loss and tax credit carryforwards. Although realization is not assured, management believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the balance of the deferred tax assets, net of the valuation allowance, as of December 31, 2011. The amount of the net deferred tax assets that is considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced. Should management determine that the Company would not be able to realize all or part of the net deferred tax assets in the future, adjustments to the valuation allowance for deferred tax assets may be required.

The Company did not repatriate any earnings of its foreign subsidiaries in 2011. The Company plans to indefinitely reinvest the remaining earnings of all its foreign subsidiaries. Should the Company plan to repatriate any foreign earnings in the future, it will be required to establish an income tax liability and recognize additional income tax expense related to such earnings. The Company has indefinitely reinvested approximately $34.2 million of the undistributed earnings of certain foreign subsidiaries at December 31, 2011. Such earnings would be subject to U.S. taxation if repatriated to the U.S.

Pretax book loss from domestic operations for the fiscal years 2011, 2010 and 2009 was $23.2 million, $12.8 million, and $15.6 million. Pretax book income from foreign operations for the fiscal years 2011, 2010 and 2009 was $10.5 million, $11.9 million, and $12.3 million.

Note 17—Employee Benefit Plans

Stock-Based Employee Benefit Plans

Equity instruments are granted to employees, directors and consultants in certain instances, as defined in the respective plan agreements.

Stock Options and Restricted Stock Awards

On May 15, 2007, the Company's shareholders approved the 2007 Stock Plan, as amended (the "Plan") which provides for issuance of stock options, restricted shares, restricted stock units and performance-based awards. Under the plan, 4.7 million shares have been reserved and authorized for issuance to any non-employee directors and employees. The Plan provides the Board of Directors discretion in creating employee equity incentives. Unless otherwise stipulated in the plan document, the Board of Directors determines stock option exercise prices, which may not be less than the fair value of Radisys common stock at the date of grant, vesting periods and the expiration periods which are a maximum of 10 years from the date of grant.

On May 15, 2008, the shareholders approved the Long-Term Incentive Plan (the “LTIP”). The LTIP provides for the grants of awards payable in shares of common stock or cash upon the achievement of performance goals set by the Company’s Compensation and Development Committee (“the Committee”). The number of shares of the Company’s common stock initially reserved for issuance under the LTIP is 2.0 million shares with a maximum of 500,000 shares in any calendar year to one participant.

On May 3, 2011 the Company registered 600,000 shares of its common stock under the RadiSys Corporation Inducement Stock Plan for CCPU Employees (the "CCPU Plan"). The CCPU Plan was adopted without shareholder approval in reliance upon the exception provided under Nasdaq Listing Rule 5635(c)(4) relating to awards granted in connection with the hiring of new employees, including grants to transferred employees in connection with a merger or acquisition. Awards under the CCPU Plan are made only to employees of Continuous Computing or its subsidiaries and became effective upon the completion of the Continuous Computing acquisition. The CCPU Plan provides for the issuance of stock options, restricted shares and restricted stock units. In 2011, the Company issued 368,000 shares under the CCPU Plan and no future awards will be granted.

The Company assumed the stock plans of Continuous Computing on July 8, 2011. Under the terms of the Company's merger agreement with Continuous Computing, options outstanding under these plans were converted to options to purchase shares of the Company's common stock. Options issued under these plans vest over four years from the original grant date and have an expiration date of 10 years from the original grant date. The exercise price of each converted option is equal to the product of the original exercise price and the original number of options granted divided by the number of converted options received. These stock plans have been suspended and no future awards will be granted under these plans. A total of 319,000 shares of common stock were issued under the Continuous Computing stock plans.
In accordance with the merger agreement with Continuous Computing the options were required to be converted into multiple awards on the acquisition date, with the resulting awards being non-contingent and contingent options. Both the non-contingent and contingent awards continue to vest under the original service conditions of the awards. However, the contingent awards contain post-vesting restrictions tied to payment of certain merger contingencies such as the earn-out and indemnification agreements. The assumed options were valued using a Black-Scholes option-pricing model. In addition, we utilized the Finnerty Asian Put Option Approach to estimate the discount associated with the post-vesting restrictions for the contingent options. The resulting discount applied was 10%.
In November 2009, the Company completed a stock option exchange program. The Company's eligible employees were permitted to exchange some or all of their outstanding options, with an exercise price greater than $9.44 per share (which is equal to the 52-week high closing price of our common stock as of the start of this offer), that were granted on or before October 5, 2008, whether vested or unvested, for restricted stock units, except for employees in Canada who received new stock options with new vesting schedules and exercise prices. All employees of Radisys and its subsidiaries, other than members of our Board of Directors, executive officers and employees located in the Netherlands and Israel were eligible to participate in the exchange offer. The option exchange took place on November 3, 2009. Pursuant to the option exchange 848,800 eligible options were canceled and replaced with 169,600 restricted stock units and 35,000 stock options. The new restricted stock units and stock options have a new three year vesting period that began on November 3, 2009. The exchange resulted in $173,000 in additional stock compensation expense which will be recognized over the new three year vesting period.
As of December 31, 2011, the Company had 2,197,233 common shares available for future grant under its equity plans.
The following table summarizes stock option activity for 2011 (in thousands, except average prices and weighted average remaining contractual lives):

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Balance, December 31, 2010	2,698	$11.84	4.05	$948
Granted	433	7.73
Assumed in acquisition	319	0.69
Exercised	(18)	4.02
Forfeited	(120)	8.61
Expired	(412)	16.04
Balance, December 31, 2011	2,900	$9.58	3.80	$1,334
Options exercisable at December 31, 2011	2,001	$11.04	2.59	$318
Options vested as of December 31, 2011 and expected to vest after December 31, 2011	2,900	$9.58	3.80	$1,334

The aggregate intrinsic value in the table above represents the total pretax value, based on the Company's closing common stock price of $5.06 at December 31, 2011 that would have been received by the option holders had all option holders exercised their in-the-money options on December 31, 2011.

Total intrinsic value of options exercised for the years ended December 31, 2011, 2010 and 2009 was $46,000, $132,000 and $206,000. The total amount of cash received from the exercise of options in 2011, 2010 and 2009 was $70,000, $537,000 and $678,000.

As of December 31, 2011, the Company had $3.6 million in unrecognized compensation expense related to stock options which is expected to be recognized over a weighted-average period of 2.15 years.

The following table summarizes nonvested activity for 2011:

	Nonvested Stock
	Restricted Stock Units		LTIP Awards
	Restricted Shares	Weighted-Average Fair Value	Restricted Shares	Weighted-Average Fair Value
Balance, December 31, 2010	390	$8.08	731	$8.24
Granted	357	7.45	448	8.43
Vested	(161)	8.20	—	—
Forfeited	(76)	7.60	(335)	8.28
Balance, December 31, 2011	510	$7.68	844	$8.33

The total fair value of restricted stock units that vested in 2011, 2010 and 2009 was $1.0 million, $1.5 million and $1.3 million. As of December 31, 2011, the Company had $3.4 million in unrecognized compensation expense related to restricted stock units which is expected to be recognized over a weighted-average period of 1.5 years and $2.9 million in unrecognized compensation expense related to LTIP awards which is expected to be recognized over a weighted-average period of 1.0 year.

Employee Stock Purchase Plan

In December 1995, the Company established an Employee Stock Purchase Plan (“ESPP”). All employees of Radisys and its subsidiaries who customarily work 20 or more hours per week, including all officers, are eligible to participate in the ESPP. Separate offerings of common stock to eligible employees under the ESPP (an “Offering”) commence on February 15, May 15, August 15 and November 15 of each calendar year (“Enrollment Dates”) and continue for a period of 18 months. Multiple separate Offerings are in operation under the ESPP at any given time. An employee may participate in only one Offering at a time and may purchase shares only through payroll deductions permitted under the provisions stipulated by the ESPP. The purchase price is the lesser of 85% of the fair market value of the common stock on date of grant or that of the purchase date (“look-back feature”). Pursuant to the provisions of the ESPP, as amended, the Company is authorized to issue up to 5.7 million shares of common stock under the ESPP. At December 31, 2011, 574,000 shares were available for issuance under the plan.

During the second quarter of 2009, the Board of Directors approved an amendment to the Company’s ESPP to provide for a one-year holding period with respect to common stock shares purchased by participants under the ESPP. The one-year holding period took effect during the fourth quarter of 2009. Due to the holding period, the Company applies a discount to the ESPP stock compensation to reflect the decreased liquidity. The Company utilizes the Finnerty Asian Put Option Approach to estimate the discount. Inputs for the model include the length of the holding period, volatility and risk-free rate. The discount applied in the fourth quarter of 2011 was 10.0%.

The following table summarizes shares issued under the ESPP (in thousands, except per share amounts):

	Year Ended December 31,
	2011	2010	2009
Shares issued under the ESPP	251	311	660
Cash received for the purchase of shares under the ESPP	$1,572	$2,049	$4,076
Weighted-average purchase price per share	$6.27	$6.60	$6.18

Stock-Based Compensation Expense

The Company uses the Black-Scholes model to measure the grant-date fair value of stock options and ESPP shares. The grant-date fair value of stock options that are expected to vest is recognized on a straight-line basis over the requisite service period, generally, three years. The grant date fair value of ESPP shares that are expected to vest is recognized on a straight-line basis over the requisite service period, generally, 18 months, subject to modification at the date of purchase due to the ESPP look-back feature. The estimate of the number of options, ESPP shares and restricted stock units granted under the 2007 stock plan expected to vest is determined based on historical experience.

The Company estimates the fair value of stock options and purchase rights under the ESPP using a Black-Scholes option-pricing model. The calculation includes several assumptions that require management’s judgment. The expected term of the option or share is determined based on assumptions about patterns of employee exercises, and represents a probability-weighted-average time period from grant until exercise of stock options, subject to information available at time of grant. Determining expected volatility generally begins with calculating historical volatility for a similar long-term period and then considering the ways in which the future is reasonably expected to differ from the past.

The Company uses three employee populations. The expected term computation is based on historical vested option exercise and post-vest forfeiture patterns and is also factored by an estimate of the expected term for fully vested and outstanding options. The estimate of the expected term for options that were fully vested and outstanding was determined as the midpoint between the evaluation date and the contractual term date of the option.

The risk free interest rate is based on the U.S. Treasury constant maturities in effect at the time of grant for the expected term of the option or share.

The fair value of nonvested stock is the market value as of the grant date. The grant-date fair value of the restricted stock units that are expected to vest is recognized on a straight-line basis over the requisite service period, which is three years. The grant-date fair value of the LTIP awards is recognized ratably over the service period which equals the measurement period of the award. The measurement period is the period of time over which performance objectives are expected to be achieved. Since the number of shares that may be issued under the LTIP and the service period are both variable, the Company reevaluates the LTIP awards on a quarterly basis and adjusts the number of shares expected to be awarded based upon financial results of the Company as compared to the performance goals set for the award. Adjustments to the number of shares awarded, and to the corresponding compensation expense, are made on a cumulative basis at the date of adjustment based upon the estimated probable number of shares to be awarded. Adjustments made to compensation expense resulting from a change in the estimated probable vesting date of the awards are made on a prospective basis.

The fair value calculations for stock options and ESPP shares used the following assumptions for the years ended December 31:

	Stock Options			Assumed Options	Employee Stock Purchase Plan
	2011	2010	2009	2011	2011	2010	2009
Estimated fair value	$4.23	$5.41	$3.96	$7.77	$2.09	$4.57	3.9
Expected life (in years)	4.4	4.3	4.1	2.7	1.5	1.5	1.5
Interest rate	0.91%	1.34%	1.64%	0.66%	0.12%	0.33%	0.44%
Volatility	70%	71%	60%	64%	42%	88%	98%
Dividend yield	—	—	—	—	—	—	—

For the years ended December 31, 2011, 2010 and 2009, stock-based compensation was recognized and allocated in the Consolidated Statements of Operations as follows (in thousands):

	2011	2010	2009
Cost of sales	$838	$816	$1,050
Research and development	1,434	1,303	2,176
Selling, general and administrative	3,445	4,039	5,060
Restructuring	—	—	234
Total stock-based compensation expense	$5,717	$6,158	$8,520

401(k) Savings Plan

The Company established a 401(k) Savings Plan (“401(k) Plan”), a defined contribution plan, as of January 1, 1989 and amended through January 1, 2007, in compliance with Section 401(k) and other related sections of the Internal Revenue Code and corresponding Regulations issued by the Department of Treasury and Section 404(c) of Employee Retirement Income Security Act of 1974 (“ERISA”), to provide retirement benefits for its U.S employees. Under the provisions of the plan, eligible employees are allowed pre-tax contributions of up to 30% of their annual compensation or the maximum amount permitted by the applicable statutes. Additionally, eligible employees can elect to make catch-up contributions, within the limits set forth by pre-tax contributions, or to the maximum amount permitted by the applicable statutes. Pursuant to the provisions of the 401(k) Plan, the Company may contribute 50% of pre-tax contributions made by eligible employees, adjusted for loans and withdrawals, up to 6% of annual compensation for each eligible employee. The Company may elect to make supplemental contributions as periodically determined by the Board of Directors at their discretion. The contributions made by the Company on behalf of eligible employees become 100% vested after three years of service, or 33% per year after one year of service. The Company’s total contributions to the 401(k) Plan amounted to $721,000, $885,000 and $1.1 million in 2011, 2010 and 2009, respectively. In addition, some of the Company’s employees outside the U.S are covered by various defined contribution plans, in compliance with the statutes of respective countries. The participants pay for the 401(k) Plan administrative expenses.

Deferred Compensation Plan

The Company has a Deferred Compensation Plan, providing its directors and certain eligible employees with opportunities to defer a portion of their compensation as defined by the provisions of the plan. The Company credits additional amounts to the deferred compensation plan to make up for reductions of Company contributions under the 401(k) Plan. The deferred amounts are credited with earnings and losses under investment options chosen by the participants. The Company sets aside deferred amounts, which are then invested in long-term insurance contracts. All deferred amounts and earnings are 100% vested at all times, but are subject to the claims of creditors of the Company under a bankruptcy proceeding. Benefits are payable to a participant upon retirement, death, and termination of employment and paid as elected by the participant in accordance with the terms of the plan. The Plan also permits scheduled in-service distributions. Deferred amounts may be withdrawn by the participant in case of financial hardship as defined in the plan agreement.

Note 18—Segment Information

The Company's Chief Operating Decision Maker (CODM), our Chief Executive Officer, reviews our results of operations on a consolidated level. Therefore, the Company is one operating segment. Key resources, decisions, and assessment of performance are also analyzed on a company-wide level.

Revenues on a product and services basis are as follows (in thousands):

	For the Years Ended December 31,
	2011	2010	2009
Hardware	$300,505	$257,533	$278,907
Software royalties and licenses	13,952	16,614	17,878
Technical support services	6,635	4,980	3,326
Engineering and other services	9,773	5,184	4,162
Total revenues	$330,865	$284,311	$304,273

Generally, the Company's customers are not the end-user of its products. The Company ultimately derives its revenues from two end markets: Communication Networks Products and Commercial Products as follows (in thousands):

	For the Year Ended December 31,
	2011	2010	2009
Next Generation Communication Networks Products	$167,134	$118,078	$102,047
Legacy Communication Networks Products	89,865	91,873	136,828
Total Communication Networks Products	256,999	209,951	238,875
Medical Products	27,723	33,366	26,261
Other Commercial Products	46,143	40,994	39,137
Total Commercial Products	73,866	74,360	65,398
Total revenues	$330,865	$284,311	$304,273

Information about the Company’s geographic revenues and long-lived assets by geographical area is as follows (in thousands):

Geographic Revenues

Revenues are reported in the geographic area of the ship-to customer.

	For the Years Ended December 31,
	2011	2010	2009
United States	$105,671	$96,449	$97,407
Other North America	1,371	912	2,731
North America	107,042	97,361	100,138
Europe, the Middle East and Africa (“EMEA”)	79,858	80,218	82,654
Asia Pacific	143,965	106,732	121,481
Foreign countries	223,823	186,950	204,135
Total revenues	$330,865	$284,311	$304,273

Long-lived assets by Geographic Area

	December 31, 2011	December 31, 2010	December 31, 2009
Property and equipment, net
United States	$8,748	$6,404	$6,914
Other North America	568	716	914
North America	9,316	7,120	7,828
EMEA	2,928	30	71
Asia Pacific	3,122	2,337	2,027
Foreign Countries	6,050	2,367	2,098
Total property and equipment, net	$15,366	$9,487	$9,926
Goodwill
United States	$29,588	$—	$—
EMEA	160	160	—
Total goodwill	$29,748	$160	$—
Intangible assets, net
United States	$82,975	$1,552	$4,088
Other North America	386	912	962
EMEA	1,682	4,624	5,670
Total intangible assets, net	$85,043	$7,088	$10,720

The following customers accounted for more than 10% of total revenues for the years ended December 31:

	2011	2010	2009
Nokia Siemens Networks	35.1%	37.4%	45.9%
NEI (primarily related to end customer Danaher)	NA	10.0%	NA

The following customer accounted for more than 10% of accounts receivable. This customer accounted for the following percentages of accounts receivable:

	December 31, 2011	December 31, 2010
Nokia Siemens Networks	23.4%	32.0%

Suppliers

The Company is in the process of transitioning to a single source contract manufacturer. During 2011 the Company successfully completed the transition from two to one contract manufacturers; however, as a result of the Continuous Computing acquisition the Company gained an additional contract manufacturer relationship. We are in process of transitioning from the Continuous Computing contract manufacturer and expect to complete the transition during 2012.

Note 19 — Common Stock Repurchase Program

In December 2010, the Board of Directors authorized the repurchase of up to $20 million of the Company's common stock through open-market transactions and privately negotiated transactions from time to time at the discretion of management. The duration of the repurchase program is two years, although it may be extended, suspended or discontinued without prior notice, at the discretion of the Board of Directors. Under the program, the Company repurchased common stock with a value of $3.9 million during the year ended December 31, 2011, leaving $16.1 million available for future repurchases of the Company's common stock.

Note 20—Legal Proceedings

In the normal course of business, the Company becomes involved in litigation. As of December 31, 2011, in the opinion of management, Radisys had no pending litigation that would have a material effect on the Company’s financial position, results of operations or cash flows.